Exhibit 12


                       WADDELL & REED FINANCIAL, INC.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   (in Thousands, except for ratio data)


                                            Six Months Ended
                                        6/30/2000     6/30/1999
                                        ---------     ---------
Earnings:
  Income before income taxes             113,995       72,126
  Fixed Charges (Interest Expense)         6,767        2,006
                                         -------       ------
                                         120,763       74,571



Fixed Charges:
  Interest Expense                         6,767        2,006
                                           =====        =====

Earnings to fixed charges ratio            17.85        36.98




                                                  Year Ended December 31,

                                        1999      1998       1997     1996      1995
                                        ----      ----       ----     ----      ----
Earnings:
  Income before income taxes          132,025    142,152    N/A(1)    N/A(1)    N/A(1)
  Fixed Charges (Interest Expense)      6,546        704
                                      -------    -------
                                      138,571    142,856


Fixed Charges:
  Interest Expense                      6,546        704
                                        =====       ====

Earnings to fixed charges ratio         21.17     202.92

(1) During these periods, the Company had no long or short term borrowings outstanding.